Exhibit 10.3

EXECUTION VERSION

Liberty TripAdvisor Holdings, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

December 18, 2024

Certares LTRIP LLC

350 Madison Avenue, 8th Floor

New York, NY 10017

Re:        Waivers

Dear Ladies and Gentlemen:

Reference is made to that certain (a) Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time, the “Merger Agreement”), by and among Tripadvisor, Inc., a Delaware corporation (“Parent”), Telluride Merger Sub Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Liberty TripAdvisor Holdings, Inc., a Delaware corporation (the “Company”), pursuant to which, upon the terms and subject to the conditions set forth therein (i) Merger Sub will merge with and into the Company (the “Merger”, and the time at which the Merger shall become effective, the “Effective Time”), with the Company surviving the Merger, and (ii) immediately following the Merger, the Company, as the surviving corporation in the Merger and an indirect wholly owned Subsidiary of Parent, will merge with and into ParentSub LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (the “ParentSub LLC Merger”, and, together with the Merger, the “Combination”), with ParentSub LLC surviving the ParentSub LLC Merger, (b) Certificate of Designations of 8% Series A Cumulative Redeemable Preferred Stock of the Company, dated March 15, 2020, as amended (the “Certificate of Designations”) and (c) Investment Agreement, dated as of March 15, 2020, by and among the Company, Certares Holdings LLC, Certares Holdings (Blockable) LLC, Certares Holdings (Optional) LLC and Gregory B. Maffei, as amended and assigned (the “Investment Agreement”). Capitalized terms used and not defined herein have the meanings provided to such terms in the Merger Agreement.

In consideration of the covenants and agreements contained in this Side Letter (and those set forth in the Merger Agreement), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.            Waiver of Mandatory Redemption. Effective immediately upon the execution of this letter agreement by the parties hereto (this “Side Letter”), pursuant to Section 16 of the Certificate of Designations, (i) each of Certares LTRIP LLC, a Delaware limited liability company (“Certares”), on behalf of itself, and any former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing, and any of their respective successors or assigns (the “Certares Releasing Parties”), and the board of directors of the Company (through the execution of this Side Letter by an authorized officer of the Company) hereby waives, during the period beginning on the date of execution of this Side Letter by the parties hereto and ending on the Expiration Date (as defined below) (subject to the last sentence of Section 6 of this Side Letter) (the “Waiver Period”), (A) (1) the occurrence of the Mandatory Redemption Date and the Redemption Default (as such terms are defined in the Certificate of Designations), (2) the failure of the Company to effect the Mandatory Redemption (as such term is defined in the Certificate of Designations) of all or any portion of any shares of 8% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) contemplated by Section 5 of the Certificate of Designations, (3) the increase in the Applicable Rate to the Penalty Rate (as such terms are defined in the Certificate of Designations) contemplated by Section 3(d) of the Certificate of Designations, (4) the right to appoint the Series A Preferred Redemption Director (as defined in the Certificate of Designations) to the board of directors of the Company (and any duly authorized committee thereof) and the corresponding increase in the total authorized number of directorships pursuant to Section 8 of the Certificate of Designations and (5) any other right or requirement under the Certificate of Designations requiring the Company to redeem, repurchase or otherwise acquire any of the shares of Preferred Stock, or otherwise take any other action in furtherance of any such redemption, repurchase or acquisition pursuant to the Certificate of Designations (including, without limitation, actions described in Section 5 of the Certificate of Designations) and (B) any and all notice, consent, approval or other rights that Certares possesses or may possess or may otherwise be entitled to in connection with any of the transactions contemplated by the Merger Agreement pursuant to Section 6 of the Certificate of Designations and the corresponding obligations on the part of the Company to provide any such notice or otherwise obtain such consent or approval thereunder (except with respect to Certares’ consent or affirmative vote with respect to the proposed amendment contemplated by the Certificate of Amendment pursuant to the Merger Agreement), (ii) Certares, on behalf of itself and the other Certares Releasing Parties, hereby fully and forever releases any and all claims, rights, actions and causes of action, arbitration or suit of any kind, or other legal, equitable or other proceeding, whether known or unknown to the fullest extent the law allows, that any Certares Releasing Party has ever had, now has or hereafter can, shall or may have against (A) the Company and any of its former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing, any of their respective successors and assigns (the “Company Released Parties”) that arise from or relate to the waiver contained in Section 1(i) and (B) Parent and any of its former, current or future equityholders (other than the Company), controlling persons, directors, officers, employees, agents or Affiliates or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing, any of their respective successors and assigns (the “Parent Released Parties”) that arise from or relate to the waiver contained in Section 1(i), and (iii) each of Certares, on behalf of itself and the other Certares Releasing Parties, and the board of directors of the Company (through the execution of this Side Letter by an authorized officer of the Company), hereby irrevocably waives any rights it has or may have during the Waiver Period to rescind, annul, cancel, modify, amend or otherwise change the terms of the waiver contained in Section 1(i); provided, however, that nothing herein shall limit or impair the right of Certares or any other Certares Releasing Party to receive the Series A Preferred Share Merger Consideration pursuant to and in accordance with the terms of the Merger Agreement and the Company Charter Amendment. For the avoidance of doubt, the parties hereto (a) acknowledge and confirm that any and all rights of Certares or any other Certares Releasing Party to exercise the Put Option under Section 5(g) of the Certificate of Designations was previously irrevocably waived pursuant to Section 6.2 of that certain Stock Repurchase Agreement, dated as of March 22, 2021, by and between the Company and Certares (the “Repurchase Agreement”), and that such waiver shall not be rescinded, annulled, cancelled, modified, amended or otherwise changed by the terms in this Side Letter and (b) acknowledge and agree that notwithstanding anything to the contrary set forth in the Certificate of Designations (including, without limitation, Section 5 thereof), by virtue of the waivers provided by Certares herein, during the Waiver Period, neither the Company nor Parent shall be required to (x) redeem, repurchase or otherwise acquire any shares of Preferred Stock or otherwise take any action required under the Certificate of Designations in furtherance of any such redemption, repurchase or acquisition (including, without limitation, pursuant to Section 5 thereof) or that would have otherwise been required as a result of the occurrence of the Mandatory Redemption Date or the Redemption Default (including, without limitation, pursuant to Section 3 or Section 8 of the Certificate of Designations) or (y) provide any notice, or obtain the consent or affirmative vote of Certares, in connection with any of the transactions contemplated by the Merger Agreement pursuant to Section 6 of the Certificate of Designations, except with respect to Certares’ consent or affirmative vote with respect to the proposed amendment contemplated by the Certificate of Amendment pursuant to the Merger Agreement.

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2.            Waiver of Other Rights. Effectively immediately upon the execution of this Side Letter by the parties hereto, Certares, on behalf of itself and each other Certares Releasing Party, hereby (i) waives, during the Waiver Period, all notice, consent, approval, consultation or other rights that Certares holds or may hold pursuant to Section 6.1(b) of the Registration Rights Agreement, dated as of March 26, 2020, by and between the Company and Certares (as amended from time to time, the “Registration Rights Agreement”) and Sections 4.5(ii), 4.5(iii), 4.5(iv), 4.5(v), 4.5(vii), 4.5(viii) (solely with respect to the Parent Loan Facility), 4.5(ix) (to the extent relating to actions otherwise described herein), 4.6(b)(4), 4.9, 4.10, 4.11 and 4.12 of the Investment Agreement, in each case, with respect to the Merger Agreement and the transactions contemplated thereby (including, without limitation, the Merger, the Forward Contract transactions and the Parent Loan Facility transactions) and with respect to the Company Stockholders Meeting, (ii) fully and forever releases any and all claims, rights, actions and causes of action, arbitration or suit of any kind, or other legal, equitable or other proceeding, whether known or unknown to the fullest extent the law allows, that any Certares Releasing Party has ever had, now has or hereafter can, shall or may have against (A) the Company, (B) any of the Company Released Parties, (C) Parent and (D) any of the Parent Released Parties that arise from or relate to the waiver contained in Section 2(i) and (iii) irrevocably waives any rights it has or may have during the Waiver Period to rescind, annul, cancel, modify, amend or otherwise change the terms of the waiver contained in Section 2(i).

3.            Parent Loan Facility Acknowledgement and Agreement. Certares, on behalf of itself and each other Certares Releasing Party, hereby (i) acknowledges that it has reviewed and understands the proposed terms of the Parent Loan Facility contemplated by the Merger Agreement, (ii) agrees that it is in the best interests of the Company to enter into the Parent Loan Facility contemplated by the Merger Agreement and (iii) consents to the Company’s negotiation, execution, delivery and performance of its obligations under the Parent Loan Facility in the manner consistent with the terms for the Parent Loan Facility set forth in the Merger Agreement notwithstanding anything in the Investment Agreement to the contrary.

4.            Investment Agreement and Registration Rights Agreement. The Company and Certares each agree that effective upon the Effective Time (if it occurs), and notwithstanding Sections 5 and 6 of the Investment Agreement and Section 7.7 of the Registration Rights Agreement, each of the Investment Agreement and Registration Rights Agreement is terminated and will thereafter cease to be of any further force and effect, and, notwithstanding anything to the contrary contained therein, no party thereto will thereafter have any rights, claims or obligations thereunder.

5.            Transfers and Challenges. Certares, on behalf of itself and each other Certares Releasing Party: (i) agrees and acknowledges that, in addition to the other restrictions on Transfer (as defined in the Voting Agreement (as defined below)) contained in the Voting Agreement, it shall be a condition to the Transfer of any shares of Preferred Stock that the transferee thereof shall agree to and become bound by the waiver and all of the other agreements contained in Sections 1 through 5 of this Side Letter and (ii) covenants and agrees that, during the Waiver Period, it will not initiate, join in or otherwise voluntarily support any claim, suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) to challenge the enforceability of, modify, invalidate, revoke, declare ineffective or otherwise set aside Sections 1 through 3 of this Side Letter, including the waiver and agreements contained in Sections 1 through 3 of this Side Letter.

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6.            Term and Termination. This Side Letter shall be effective upon the execution of this Side Letter by the parties hereto. This Side Letter shall automatically terminate upon the earlier to occur of (a) such date and time as the Merger Agreement shall have been validly terminated in accordance with Article VIII thereof and (b) the written agreement of Parent, the Company and Certares (the “Expiration Date”). Effective upon such termination and without any action of any party hereto, this Side Letter shall forthwith become null and void and of no further effect and the obligations and waivers of the parties under this Side Letter shall terminate, without any further liability or obligation of any party; provided, however, that (i) nothing contained in this Side Letter (including this sentence) will relieve any party from liability for any breach of any of its waivers, covenants or agreements set forth herein prior to such termination and (ii) notwithstanding anything to the contrary contained herein, the releases contained in Sections 1 and 2 as they relate to the Waiver Period will survive the termination of this Side Letter and will continue in full force and effect. Certares acknowledges and agrees, on its own behalf and each other Certares Releasing Party, that the waivers set forth in Sections 1(i) and 2(i) shall automatically become unconditional and irrevocable in all respects at the Effective Time (if it occurs) and that as of such time (if it occurs) Certares, on its own behalf and each other Certares Releasing Party, hereby unconditionally and irrevocably waives any rights it has or may have during the Waiver Period to rescind, annul, cancel, modify, amend or otherwise change the terms of such waivers.

7.            Entire Agreement. This Side Letter the Merger Agreement, that certain voting agreement, dated as of the date hereof (the “Voting Agreement”), by and between Certares, Parent and the Company, and the Repurchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Side Letter, express or implied, is intended to or shall confer upon any person not a party to this Side Letter any right, benefit or remedy of any nature whatsoever under or by reason of this Side Letter.

8.            Assignment. Neither this Side Letter nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 8 shall be null and void ab initio. Subject to the preceding two sentences, this Side Letter will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.            Further Assurances. Each party hereto agrees, from time to time, at the reasonable request of the other parties hereto and without further consideration, to execute and deliver such additional consents, documents and other instruments and to take such further actions as are reasonably requested to effectuate the matters covered by this Side Letter.

10.          Remedies/Specific Enforcement. Each of the parties hereto agrees that this Side Letter is intended to be legally binding and specifically enforceable pursuant to its terms and that the other parties hereto would be irreparably harmed if any of the provisions of this Side Letter are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any party hereto of any covenant or obligation contained in this Side Letter, in addition to any other remedy to which the other parties hereto may be entitled (whether at law or in equity), the other parties hereto shall be entitled to injunctive relief to prevent breaches or threatened breaches of this Side Letter and to specifically enforce the terms and provisions hereof, and each party hereto hereby waives any defense in any action for specific performance or an injunction or other equitable relief, that a remedy at law would be adequate. Each party hereto further agrees that no party or any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and each party hereto irrevocably waives any right to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.          Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. Sections 16 and 20 of the Voting Agreement are hereby incorporated herein by reference mutatis mutandis.

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12.          Notices. All notices, requests, claims, demands and other communications under this Side Letter shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail (without any “bounceback” or other notice of nondelivery) or (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), in each case to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Liberty TripAdvisor Holdings, Inc.
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	Chief Legal Officer
E-Mail:	[Separately provided]

with a copy to (which shall not constitute notice):

O’Melveny & Myers L.L.P.
Two Embarcadero Center, 28th Floor
San Francisco, CA 94111
Attention:	C. Brophy Christensen; Noah Kornblith
E-mail:	bchristensen@omm.com; nkornblith@omm.com

if to Parent, to:

Tripadvisor, Inc.
400 1st Avenue
Needham, MA 02494
Attention:	Seth J. Kalvert
Email:	[Separately provided]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Michael J. Aiello; Matthew J. Gilroy
Email:	michael.aiello@weil.com; matthew.gilroy@weil.com

If to Certares:

Certares LTRIP LLC
c/o Certares Management LLC
350 Madison Avenue, 8th Floor
New York, NY 10017
Attention:	Tom LaMacchia, Managing Director & General Counsel
E-Mail:	[Separately provided]

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With a copy (which shall not constitute notice) to:

Simpson Thacher and Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Anthony Vernace; Adam Cromie
E-mail:	avernace@stblaw.com; adam.cromie@stblaw.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.

13.          Severability. Whenever possible, each provision or portion of any provision of this Side Letter shall be interpreted in such manner as to be effective and valid under applicable Law. In the event that any provision of this Side Letter, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of this Side Letter will continue in full force and effect and the application of such provision will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such determination that any term or other provision is invalid, illegal, void or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Side Letter so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

14.          Amendments; Waivers. Any provision of this Side Letter may be modified, amended or waived if, and only if, such modification, amendment or waiver is in writing and signed (a) in the case of an amendment, by Parent, the Company and Certares, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.          Counterparts. The parties hereto may execute this Side Letter in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one agreement. The exchange of copies of this Side Letter and of signature pages by facsimile or e-mail shall constitute effective execution and delivery of this Side Letter as to the parties hereto and may be used in lieu of the original agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

16.          Interpretation. When a reference is made in this Side Letter to a Section, such reference shall be to a Section of this Side Letter unless otherwise indicated. The headings contained in this Side Letter are for reference purposes only and shall not affect in any way the meaning or interpretation of this Side Letter. Whenever the words “include”, “includes” or “including” are used in this Side Letter, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Side Letter shall refer to this Side Letter as a whole and not to any particular provision of this Side Letter. When this Side Letter contemplates a certain number of securities, as of a particular date, such number of securities shall be deemed to be appropriately adjusted to account for stock splits, dividends, recapitalizations, combinations of shares or other changes affecting such securities.

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17.          Expenses. In any action or suit at law or in equity to enforce this Side Letter or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive reimbursement for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in such action or suit. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Side Letter and the transactions contemplated hereby, whether or not consummated, shall be paid by the party incurring such cost or expense.

[Signature Page Follows]

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If the foregoing is consistent with your understanding, please so indicate by your signature below, which will constitute the agreement of the parties hereto.

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer and Chief Administrative Officer

TRIPADVISOR, INC.

By:	/s/ Michael Noonan
	Name:	Michael Noonan
	Title:	Chief Financial Officer

CERTARES LTRIP LLC

By:	Certares Management LLC, its manager

By:	/s/ Tom LaMacchia
	Name:	Tom LaMacchia
	Title:	Managing Director & General Counsel

[Signature Page to Certares Side Letter]